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PRICING SUPPLEMENT NO.  30  DATED                    Filed Pursuant to
MAY 29, 1997 TO PROSPECTUS DATED                     Rule 424(b)(5)
MARCH 17, 1997, AS SUPPLEMENTED BY                   File No. 333-16793
PROSPECTUS SUPPLEMENTS DATED
MARCH 27, 1997

                         CMS ENERGY CORPORATION

   General Term Notes (servicemark of J.W. Korth & Company), Series C
               Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated March 17, 1997, as supplemented by the Prospectus Supplements dated March 27, 1997.

Aggregate Principal Amount:           $ 3,073,000.00
Original Issue Date (Settlement Date) June 3, 1997
Stated Maturity Date:                 May 15, 2004
Issue Price to Public:                100.00% of Principal Amount
Interest Rate:                        8.000% Per Annum
Interest Payment Dates:               July 15 and monthly thereafter
                                      Commencing July 15, 1997
Survivor's Option:                    [ X ] Yes      [   ] No
Optional Redemption:                  [ X ] Yes      [   ] No
Initial Redemption Date:              May 15, 1999
Redemption Price:                     Initially 101.00% of Principal
                                      Amount and 100% after the first
                                      anniversary of the Initial
                                      Redemption Date.

       Agent                          Principal Amount of Notes
                                       Solicited by Each Agent

Prudential Securities Incorporated    $  750,000.00
First of Michigan Corporation         $  537,000.00
Roney & Co.                           $  224,000.00
J.W. Korth & Company                  $1,562,000.00
       Total                                           $3,073,000.00

                                        Per Note
                                      Sold by Agents
                                        To Public          Total

Issue Price:                          $    1,000.00  $ 3,073,000.00
Agent's Discount or Commission:       $        7.00  $    21,511.00
Maximum Dealer's Discount or
  Selling Concession:                 $       19.00  $    58,387.00
Proceeds to the Company:              $      974.00  $ 2,993,102.00

CUSIP Number:   12589QSF4

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